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                                                                  EXHIBIT-(h)3.3

November 1, 2004

Mr. Mark E. Swanson
Treasurer

Frank Russell Investment Company
909 A Street
Tacoma, WA  98402

RE:  Frank Russell Investment Company:
     2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund, 2040 Strategy Fund Advisory Fee Waiver

Dear Mark:

Frank Russell Investment Management Company ("FRIMCo"), as adviser to Frank Russell Investment Company ("FRIC"), agrees to waive, until February 28, 2006, its 0.20% advisory fee for each of its 2010 Strategy, 2020 Strategy, 2030 Strategy and 2040 Strategy Funds. This waiver, which supercedes any prior voluntary waiver or reimbursement arrangements, may, at FRIMCo's option, continue after that date, but may be revised or eliminated at any time thereafter upon prior notification to the Board. If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY

By:_________________________________________
   Leonard P. Brennan
   President

Accepted and Agreed:

FRANK RUSSELL INVESTMENT COMPANY

By:_________________________________________
   Mark E. Swanson
   Treasurer